Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF

DSP GROUP, INC.

DSP Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a special telephonic meeting of the Board of Directors of DSP Group, Inc. duly held on June 1, 1999, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, subject to the approval of the stockholders of this Corporation, the first paragraph of Article IV of this Corporation’s Restated Certificate of Incorporation be amended to read in full as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock, par value $.001 per share (“Preferred”), and Common Stock, par value $.001 per share (“Common”). The total number of shares of Common that the Corporation shall have the authority to issue is 50,000,000. The total number of shares of Preferred that the Corporation shall have authority to issue is 5,000,000. The Preferred Stock may be issued from time to time in one or more series.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, DSP Group, Inc. has caused this certificate to be signed by Moshe Zelnik, its Vice President of Finance, Chief Financial Officer and Secretary this 19th day of July, 1999.

BY:	/s/ Moshe Zelnik
Moshe Zelnik Vice President of Finance, Chief Financial Officer and Secretary